Exhibit 10.52

November 27, 2012
Stephen Judge
Orlando, FL

Dear Stephen,

This letter confirms the verbal offer extended to you to join Bloomin’ Brands, Inc. as Executive Vice President and President of Bonefish Grill, reporting directly to me. Your start date will be January 1, 2013. The terms of your employment will be:

You will be paid an annual salary of $540,000.00 payable in equal bi-weekly installments of $20,769.23.

You will be also eligible to participate in Bloomin’ Brands annual bonus program and your target bonus will be 85% of your base salary based on both company performance against objectives as set forth in the Bloomin’ Brands bonus program and individual performance. The 2013 year bonus payout will be guaranteed at a minimum of 100% of target. If the Bonefish Grill bonus for 2013 exceeds 100% of target you will receive the higher bonus payout.

In addition to your salary, you will be granted a sign-on bonus of $1,000,000.00 (less applicable taxes). The sign-on bonus will be paid as follows:
-    $500,000 on your first paycheck
-    $500,000 six months after the start of your employment

If you should voluntarily terminate your employment with Bloomin’ Brands within 12 months following each payment, you will be responsible for reimbursing Bloomin’ Brands the entire payment.

Bloomin’ Brands will issue you a one-time grant of 300,000 stock options with standard vesting of four years contingent on continued employment with Bloomin’ Brands. Vesting will commence as of your start date and the exercise price will be the closing price of our stock on the first trading day of February, 2013. Further details of the program will be provided to you separately.

You will participate in the Bloomin’ Brands annual long term incentive program beginning in 2014.

All stock options grants are subject to approval of our Compensation Committee / Board of Directors and are subject to the terms of our 2012 Equity Plan and our standard award agreement.

Our standard equity agreement includes a “double trigger” provision to protect you in the event of a change-in-control event.

This position is also eligible for a Tier 4 relocation benefit as outlined in the Bloomin’ Brands relocation policy. As part of your relocation benefits you will be entitled to up to 8 months of temporary living and to a loss on sale benefit (grossed up for applicable income taxes) for your current home located in Orlando equal to the difference between the sale price and the original purchase price. Should you terminate your employment or be terminated for cause within one year of your effective start date, you will be liable to repay all relocation costs, including the loss on sale benefit and any gross-up payments made by Bloomin’ Brands, Inc, as outlined in the Relocation Repayment Agreement.

As a Bloomin’ Brands employee, you will be eligible to participate in the following benefits as applicable and directed by Bloomin’ Brands policy.
•Medical Benefits Plan
•Annual Executive Medical Check-Up Salaried Short-Term Disability Insurance
•Salaried Long-Term Disability Insurance
•Company Paid Group Term Life Insurance
•Company Paid Accidental Death and Dismemberment
•Dental Benefits Plan
•Vision Benefits Plan
•Non-Qualified Deferred Compensation Plan
•Comp Meal Benefit Program as described by Bloomin’ Brands policy

In the ordinary course of business, pay and benefit plans continue to evolve as business needs and laws change. To the extent it becomes necessary and desirable to change any of the plans in which you participate, such changes will apply to you as they do to other employees.

You will be reimbursed for legal fees incurred in the negotiation of this Offer Letter up to a maximum of $5,000.

You may continue to serve on the Board of Directors of Palm Foods, so long as Palm Foods is not engaged in the full service restaurant business.

As a condition of your employment, please note the following:

While it is our sincere hope and belief that our relationship will be mutually beneficial, Bloomin’ Brands does not offer employment for a specified term. Any statements made to you in this letter and in meetings should not be construed in any manner as a proposed contract for any such term. Both you and Bloomin’ Brands may terminate employment at any time, with or without prior notice, for any or no reason, and with or without cause.

In the event you are terminated without cause, or you resign with good reason, you will be eligible for a severance payment equal to a minimum of twelve months of base salary.

For this purpose “cause” shall mean:

(i)  Any dishonesty by the Employee in the Employee’s dealings with the Employer or its Affiliates, the commission of fraud by the Employee, negligence in the performance of the duties of the Employee, insubordination, willful misconduct, or the conviction (or plea of guilty or nolo contendere) of the Employee of, or indictment or charge with respect to, any felony, or any other crime involving dishonesty or moral turpitude; or

(ii)    Any violation of any non-competition, non-disclosure, non-solicitation or non-piracy covenant or restriction contained below; or

(iii) Any violation of any current or future material published policy of the Employer or its Affiliates (material published policies include, but are not limited to, the Employer’s discrimination and harassment policy, management dating policy, responsible alcohol policy, insider trading policy, ethics policy and security policy).

For all purposes of this Agreement, termination for cause shall be deemed to have occurred in the event of the Employee’s resignation when, because of existing facts and circumstances, subsequent termination for cause can be reasonably foreseen.

You will also participate in our Executive Change of Control Policy.

Non-competition

(a)During Term. Except with the prior written consent of the Employer, during the Employee’s employment with the Employer, the Employee shall not, individually or jointly with others, directly or indirectly, whether for the Employee’s own account or for that of any other person or entity, engage in or own or hold any ownership interest in any person or entity engaged in a full service restaurant business, and the Employee shall not act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor or in any other capacity for, nor lend any assistance (financial or otherwise) or cooperation to, any such person or entity.

(b)Post Term. Commencing on termination of the Employee’s employment with the Employer, the Employee shall not, individually or jointly with others, directly or indirectly, whether for the Employee’s own account or for that of any other person or entity, engage in or own or hold any ownership interest in any person or entity engaged in a casual dining restaurant business and that is located or intended to be located anywhere within a radius of thirty (30) miles of any casual dining restaurant owned or operated by the Employer, its subsidiaries, franchisees or Affiliates, or any affiliates of any of the foregoing, or any proposed casual dining restaurant to be owned or operated by any of the foregoing, and the Employee shall not act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor or in any other capacity for, nor lend any assistance (financial or otherwise) or cooperation to, any such person or entity for the time period specified below:

(i)    If Employee’s employment with Employer ends for any other reason other than Employee’s voluntary resignation, then for a continuous period equal to the period of time used for calculating the amount of severance paid to the Employee upon termination, if any; or

(ii) If Employee’s employment with the Employer ends as a result of Employee’s voluntary resignation for a continuous period of one (1) year; provided, however, that if Employee’s voluntary resignation occurs within six (6) months from the date of a change in the Chief Executive Officer of Bloomin’ Brands, Inc. then this subsection (b) shall not apply

For purposes of this Non-competition clause, restaurants owned or operated by the Employer shall include all restaurants owned or operated by the Employer, its subsidiaries, franchisees or Affiliates and any successor entity to the Employer, its subsidiaries, franchisees or Affiliates, and any entity in which the Employer, its subsidiaries or any of their affiliates has an interest, including but not limited to, an interest as a franchisor. The term “proposed restaurant” shall include all locations for which the Employer, or its franchisees or affiliates is conducting active, bona fide negotiations to secure a fee or leasehold interest with the intention of establishing a restaurant thereon.

(c)Limitation. Notwithstanding subsections (a) and (b) immediately above, it shall not be a violation of this Non-competition clause for Employee to own a one percent (1%) or smaller interest in any corporation required to file periodic reports with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934, as amended, or successor statute.

Non-disclosure; Non-solicitation; Non-piracy
Except in the performance of the Employee’s duties hereunder, at no time during the Term of Employment, or at any time thereafter, shall the Employee, individually or jointly with others, for the benefit of the Employee or any third party, publish, disclose, use or authorize anyone else to publish, disclose or use any secret or confidential material or information relating to any aspect of the business or operations of the Employer, the Company or any of their Affiliates, including, without limitation, any secret or confidential information relating to the business, customers, trade or industrial practices, trade secrets, technology, recipes, product specifications, restaurant operating techniques and procedures, marketing techniques and procedures, financial data, processes, vendors and other information or know-how of the Employer, the Company or any of their Affiliates, except (i) to the extent required by law, regulation or valid subpoena, or (ii) to the extent that such information or material becomes publicly known or available through no fault of the Employee.
Moreover, during the Employee’s employment with the Employer and for two (2) years thereafter, except as is the result of a broad solicitation that is not targeting employees of the Employer, the Company or any of their franchisees or Affiliates, the Employee shall not offer employment to, or hire, any employee of the Employer, the Company or any of their franchisees or Affiliates, or otherwise directly or indirectly solicit or induce any employee of the Employer, the Company or any of their franchisees or Affiliates to terminate his or her employment with the Employer, the Company or any of their franchisees or Affiliates; nor shall the Employee act as an officer, director, employee, partner, independent contractor, consultant, principal, agent, proprietor, owner or part owner, or in any other capacity, of or for any person or entity that solicits or otherwise induces any employee of the Employer, the Company or any of their franchisees or Affiliates to terminate his or her employment with the Employer, the Company or any of their franchisees or Affiliates.

Company and Employer Property: Employee Duty to Return

All Employer and Company property and assets, including but not limited to products, recipes, product specifications, training materials, employee selection and testing materials, marketing and advertising materials, special event, charitable and community activity materials, customer correspondence, internal memoranda, products and designs, sales information, project files, price lists, customer and vendor lists, prospectus reports, customer or vendor information, sales literature, territory printouts, call books, notebooks, textbooks, and all other like information or products, including but not limited to all copies, duplications, replications, and derivatives of such information or products, now in the possession of Employee or acquired by Employee while in the employ of the Employer shall be the exclusive property of the Employer and shall be returned to the Employer no later than the date of Employee’s last day of work with the Employer.

Inventions, Ideas, Processes, and Designs

All inventions, ideas, recipes, processes, programs, software and designs (including all improvements) related to the business of the Employer or the Company shall be disclosed in writing promptly to the Employer, and shall be the sole and exclusive property of the Employer, if either (i) conceived, made or used by the Employee during the course of the Employee’s employment with the Employer (whether or not actually conceived during regular business hours) or (ii) made or used by the Employee for a period of six (6) months subsequent to the termination or expiration of such employment. Any invention, idea, recipe, process, program, software or design (including an improvement) shall be deemed “related to the business of the Employer or the Company” if (i) it was made with equipment, facilities or confidential information of the Employer or the Company, (ii) results from work performed by the Employee for the Employer or the Company or (iii) pertains to the current business or demonstrably anticipated research or development work of the Employer or the Company. The Employee shall cooperate with the Employer and its attorneys in the preparation of patent and copyright applications for such developments and, upon request, shall promptly assign all such inventions, ideas, recipes, processes and designs to the Employer. The decision to file for patent or copyright protection or to maintain such development as a trade secret shall be in the sole discretion of the Employer, and the Employee shall be bound by such decision. The Employee shall provide, on the back of this Agreement, a complete list of all inventions, ideas, recipes, processes and designs if any, patented or unpatented, copyrighted or non-copyrighted, including a brief description, that the Employee made or conceived prior to the Employee’s employment with the Employer, and that, therefore, are excluded from the scope of the employment with Bloomin’ Brands, Inc.

This letter constitutes the full commitments which have been extended to you. However, this does not constitute a contract of employment for any period of time. Should you have any questions regarding these commitments or your ability to conform to Bloomin’ Brands policies and procedures, please let me know immediately.

By signing this offer, you indicate your acceptance of our offer. Please keep one original copy of this offer letter for your personal files.

We look forward to having you join us as a member of our executive team. This signed offer letter and any accompanying documentation must be returned to Pablo Brizi, Group VP - Human Resources by fax at 813-387-8466 or scanned at pablobrizi@bloominbrands.com.

Sincerely,

/s/ Liz Smith

Liz Smith
Chief Executive Officer and Chairman of the Board
Bloomin’ Brands, Inc.

I accept the above offer to be employed by Bloomin’ Brands, Inc and I understand the terms as set forth above.

/s/ Stephen K. Judge	12/7/2012
Stephen Judge	Date

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